Exhibit 4.4

AMENDMENT TO 12.75% ORIGINAL ISSUE DISCOUNT

SENIOR SECURED CONVERTIBLE DEBENTURE

DUE June 29, 2021

This Amendment to the 12.75% ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE DEBENTURE DUE June 29, 2021 (this “Amendment”), dated February 11, 2019, is made by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”) and [JGB] (“Holder”).

WHEREAS, on June 29, 2018, the Company executed and delivered to Holder a certain 12.75% Original Issue Discount Senior Secured Convertible Debenture due June 29, 2021 (the “Debenture”) in the original principal amount of $10,640,000;

WHEREAS, on the date hereof the Company and the Holder entered into an Amendment Agreement whereby, among other things, the Holder has agreed to make an additional senior secured investment in the Company of $3,192,000 ($3,000,000 of actual availability after deduction of original issue discount) (the “Additional Investment”);

WHEREAS, the parties wish to amend the Debenture in accordance with Section 8(e) thereof in order to give effect to the foregoing:

NOW, THEREFORE, in consideration of the recitals, the mutual promises, and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meaning given such terms in the Debenture.

2. Confirmation of Outstanding Balance. Without giving effect to the Additional Investment, the parties acknowledge and agree that the outstanding principal balance of the Debenture as of the date hereof is $__________ and the accrued and unpaid Interest thereon is $___________.

3. Amendments to the Debenture. The Debenture is amended as follows:

(a) The Company acknowledges receipt of the Additional Investment on the date hereof and the Debenture is hereby amended by increasing the face amount of the Debenture by $3,192,000. After giving effect to the Additional Investment the outstanding principal balance of the Debenture as of the date hereof is $_________.

(b) The definition of “Monthly Allowance” set forth in Section 1 of the Debenture is amended by replacing the reference to “$170,000” with “$221,000.”

(c) The definition of “Prepayment Amount” set forth in Section 1 of the Debenture is amended and restated as follows:

“Prepayment Amount” means, with respect to any payment of this Debenture prior to the Maturity Date pursuant to Section 2(e), Section 2(f), or Section 7(b), the entire outstanding principal balance (including, for the avoidance of doubt, any original issue discount) of this Debenture, all accrued and unpaid interest thereon, together with a prepayment premium (the “Prepayment Premium”) equal to the following: (a) if the Debenture is prepaid on or after the Original Issuance Date, but on or prior to December 31, 2019, all remaining regularly scheduled interest to be paid on this Debenture from the date of such payment of this Debenture to, but excluding, December 31, 2019, plus 10% of the entire outstanding principal balance of this Debenture, (b) if this Debenture is prepaid after December 31, 2019, but on or prior to June 30, 2020, 10% of the entire outstanding principal balance of this Debenture; (c) if this Debenture is prepaid on or after June 30, 2020, but on or prior to December 31, 2020, 8% of the entire outstanding principal balance of this Debenture; and (d) if this Debenture is prepaid on or after December 31, 2020, but prior to the Maturity Date, 6% of the entire outstanding principal balance of this Debenture.

(d) Section 2(f) of the Debenture is hereby amended by replacing the reference to “Prepayment Premium” with the following: “a ratable portion of the Prepayment Premium based on the principal amount of this Debenture being repaid”.

(e) Section 6(b) of the Debenture is hereby amended by replacing the reference to “$5,000,000” therein with “$6,500,000.”

(f) Schedule E to the Debenture is amended and restated as follows:

Schedule E

Financial Covenant

Calendar Quarter	EBITDA Target	Revenue Target
December 31, 2018	$(2,600,000)	$6,645,595
March 31, 2019	$(1,970,550)	$6,463,884
June 30, 2019	$(6,565,217)	$10,827,566
September 30, 2019	$(6,927,397)	$14,517,541
December 31, 2019	$(7,401,139)	$15,004,979
March 31, 2020	$(6,649,303)	$12,814,296
June 30, 2020	$(6,658,498)	$17,858,320
September 30, 2020	$(7,673,350)	$23,545,985
December 31, 2020	$(8,395,590)	$22,983,779
March 31, 2021	$(8,414,084)	$19,064,209

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Amendment and the parties submit to the personal jurisdiction of such courts.

5. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

LIVEXLIVE MEDIA, INC.

By:
Name:
Title:

[JGB]

By:
Name:
Title: